Exhibit 5.1

JPMorgan Chase Tower 600 Travis Suite 2800 Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

January 24, 2024

Nutex Health Inc.

6030 S. Rice Ave, Suite C

Houston, Texas 77081

Ladies and Gentlemen:

We are acting as special counsel to Nutex Health Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of up to (i) 66,666,666 shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and (ii) warrants (the “Common Warrants”) exercisable for 66,666,666 shares of Common Stock (the “Warrant Shares”), pursuant to the terms of certain Securities Purchase Agreements (the “Agreements”) dated January 22, 2024 between the Company and the purchasers identified in the signature pages thereto (the “Purchasers”) and the Common Warrants, to be executed by the Company. The Offered Shares, the Common Warrants and the Warrant Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (Registration No. 333-270886) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 28, 2023 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated April 7, 2023 (the “Base Prospectus”) and a prospectus supplement dated January 22, 2024 (together with the Base Prospectus, the “Prospectus”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company including of the Board of Directors of the Company, (iii) the Registration Statement and the exhibits thereto, (iv) the Prospectus, (v) the Agreements and (vi) the Common Warrant.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Nutex Health Inc.

6030 S. Rice Ave, Suite C

Houston, Texas 77081

January 24, 2024

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Shares are duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Agreements, the Shares will be validly issued, fully paid and non-assessable, (ii) the Common Warrants are duly authorized and, when the Common Warrants are delivered against payment of the agreed consideration therefor, all in accordance with the Agreements and the Common Warrant, the Common Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares are duly authorized and, when issued and delivered to the holders of the Common Warrants pursuant to the terms of the Common Warrant against payment of the consideration provided for in the Common Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints as to enforceability, including statutes of limitations, and (iv) public policy considerations which may limit the rights of parties to obtain certain remedies.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s current report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the law of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date hereof should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Locke Lord LLP